Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2012 SECOND QUARTER RESULTS

•	Revenues up 18 percent to $5.7 billion, up 16 percent excluding currency changes
•	Diluted earnings per share up 6 percent to $1.00
•	Worldwide futures orders up 13 percent
•	Inventories up 35 percent

BEAVERTON, Ore., Dec. 20, 2011 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2012 second quarter ended November 30, 2011. Earnings per share for the quarter rose 6 percent as a result of continued strong demand for NIKE, Inc. brands, SG&A expense leverage and a lower average share count, which more than offset the impact of a lower gross margin.

“Our strong second quarter results demonstrate that the NIKE, Inc. portfolio is a powerful engine for growth,” said Mark Parker, President and CEO, NIKE, Inc. “We’re able to accomplish this by staying focused on what we do best – deliver innovative products and experiences that serve athletes, inspire consumers and reward our shareholders. Going forward we’ll continue to use the unique power of our portfolio to drive growth, manage risk and connect with consumers.”*

Second Quarter Income Statement Review

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Revenues for NIKE, Inc. increased 18 percent to $5.7 billion, up 16 percent on a currency-neutral basis. Excluding the impacts of changes in foreign currency, NIKE Brand revenues rose 18 percent with growth in every geography except Japan and in all key categories except Action Sports. Revenues for Other Businesses increased 5 percent with minimal impact from changes in currency exchange rates, as growth at Converse more than offset lower revenues at NIKE Golf, Cole Haan, Hurley and Umbro.

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Gross margin declined 260 basis points to 42.7 percent due primarily to higher product costs, which more than offset the positive effects of growing sales in our Direct to Consumer operations, price increases and ongoing product cost reduction initiatives.

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Selling and administrative expenses grew at a lower rate than revenue, up 13 percent to $1.8 billion. Demand creation expenses increased 12 percent to $644 million driven by marketing support for key product initiatives and investments in consumer events for the NIKE Brand. Operating overhead expenses increased 13 percent to $1.2 billion due to additional investments made in our wholesale and Direct to Consumer businesses.

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Other expense, net was $9 million, primarily comprised of net foreign exchange losses, partially offset by non-recurring items. For the quarter, we estimate the year-over-year change in foreign currency related gains and losses included in Other expense, net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits decreased Income before income taxes by approximately $17 million.

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The Effective tax rate was 24.1 percent compared to 25.0 percent for the same period last year, an improvement due primarily to a reduction in the effective tax rate on operations outside the United States.

•	Net income increased 3 percent to $469 million and Diluted earnings per share increased 6 percent to $1.00, reflecting a 4 percent decline in the weighted average diluted common shares outstanding.

November 30, 2011 Balance Sheet Review

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Inventories for NIKE, Inc. were $3.2 billion, up 35 percent from November 30, 2010. Inventories were higher compared to a year ago due to significantly higher average unit product cost and growth in total units. NIKE Brand inventories were up 39 percent. Approximately 20 percentage points of the increase was due to higher wholesale unit inventories as a result of strong demand and more timely deliveries from our product suppliers. The remaining 19 percentage points of the increase in NIKE Brand inventories were primarily a result of significantly higher product input costs. Relative to revenues and futures, current unit inventories remain broadly consistent with levels reported prior to the 2009 – 2010 economic downturn.

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Cash and short-term investments were $3.4 billion, $1.4 billion lower than last year as higher working capital investments reduced free cash flow from operations, while share repurchases, dividend payments and long-term debt payments also increased year-on-year.

Share Repurchases

During the second quarter, a total of 7.6 million shares were repurchased for approximately $672 million as part of our four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the second quarter, a total of 45.6 million shares were repurchased for approximately $3.6 billion under this program.

Futures Orders

As of the end of the quarter worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from December 2011 through April 2012, totaled $8.9 billion, 13 percent higher than orders reported for the same period last year. Changes in foreign currency exchange rates did not have a significant impact on reported futures orders.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on December 20, 2011, to review second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 27, 2011.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro International Limited, which designs, distributes and licenses athletic and casual footwear, apparel and equipment, primarily for global football (soccer). For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2011
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	11/30/2011	11/30/2010	% Chg	11/30/2011	11/30/2010	% Chg
Revenues	$5,731	$4,842	18%	$11,812	$10,017	18%
Cost of sales	3,281	2,649	24%	6,669	5,390	24%
Gross profit	2,450	2,193	12%	5,143	4,627	11%
Gross margin	42.7%	45.3%		43.5%	46.2%

Demand creation expense	644	574	12%	1,336	1,253	7%
Operating overhead expense	1,176	1,037	13%	2,307	2,031	14%
Total selling and administrative expense	1,820	1,611	13%	3,643	3,284	11%
% of revenue	31.8%	33.3%		30.8%	32.8%

Other expense (income), net	9	(28)	-	27	(21)	-
Interest expense, net	3	1	-	3	-	-

Income before income taxes	618	609	1%	1,470	1,364	8%

Income taxes	149	152	-2%	356	348	2%
Effective tax rate	24.1%	25.0%		24.2%	25.5%

Net income	$469	$457	3%	$1,114	$1,016	10%

Diluted EPS	$1.00	$0.94	6%	$2.36	$2.08	13%

Basic EPS	$1.02	$0.96	6%	$2.41	$2.12	14%

Weighted Average Common Shares Outstanding:
Diluted	468.5	487.6		471.5	488.4
Basic	459.2	477.9		462.1	478.8
Dividends declared	$0.36	$0.31		$0.67	$0.58

NIKE, Inc.

BALANCE SHEET	11/30/2011	11/30/2010	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,929	$1,768	9%
Short-term investments	1,436	3,021	-52%
Accounts receivable, net	3,103	2,792	11%
Inventories	3,164	2,348	35%
Deferred income taxes	298	267	12%
Prepaid expenses and other current assets	795	720	10%

Total current assets	10,725	10,916	-2%

Property, plant and equipment	5,064	4,641	9%
Less accumulated depreciation	2,887	2,638	9%
Property, plant and equipment, net	2,177	2,003	9%

Identifiable intangible assets, net	532	469	13%
Goodwill	201	192	5%
Deferred income taxes and other assets	930	884	5%

Total assets	$14,565	$14,464	1%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$114	$132	-14%
Notes payable	123	128	-4%
Accounts payable	1,411	1,225	15%
Accrued liabilities	1,834	1,685	9%
Income taxes payable	81	78	4%

Total current liabilities	3,563	3,248	10%

Long-term debt	234	338	-31%
Deferred income taxes and other liabilities	925	929	0%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,843	9,949	-1%

Total liabilities and shareholders' equity	$14,565	$14,464	1%

NIKE, Inc.
	QUARTER ENDED				YEAR TO DATE ENDED
DIVISIONAL REVENUES1	11/30/2011	11/30/2010	% Change	% Change Excluding Currency Changes 2	11/30/2011	11/30/2010	% Change	% Change Excluding Currency Changes 2
	(In millions)				(In millions)
North America
Footwear	$ 1,306	$ 1,083	21%	20%	$ 2,749	$ 2,372	16%	16%
Apparel	661	538	23%	23%	1,293	1,053	23%	23%
Equipment	99	80	24%	27%	224	179	25%	26%
Total	2,066	1,701	21%	21%	4,266	3,604	18%	18%

Western Europe
Footwear	538	502	7%	2%	1,269	1,134	12%	2%
Apparel	324	305	6%	1%	740	682	9%	-1%
Equipment	53	46	15%	7%	134	113	19%	7%
Total	915	853	7%	2%	2,143	1,929	11%	1%

Central & Eastern Europe
Footwear	135	121	12%	14%	315	270	17%	12%
Apparel	111	88	26%	28%	234	183	28%	24%
Equipment	15	15	0%	4%	46	40	15%	10%
Total	261	224	17%	19%	595	493	21%	16%

Greater China
Footwear	353	264	34%	27%	667	510	31%	24%
Apparel	268	191	40%	34%	445	373	19%	13%
Equipment	29	27	7%	6%	66	59	12%	7%
Total	650	482	35%	28%	1,178	942	25%	19%

Japan
Footwear	99	93	6%	-3%	202	179	13%	2%
Apparel	83	85	-2%	-11%	153	145	6%	-4%
Equipment	15	14	7%	-10%	33	31	6%	-8%
Total	197	192	3%	-7%	388	355	9%	-1%

Emerging Markets
Footwear	660	521	27%	27%	1,227	925	33%	28%
Apparel	233	183	27%	27%	415	332	25%	20%
Equipment	55	51	8%	10%	105	89	18%	15%
Total	948	755	26%	26%	1,747	1,346	30%	25%

Global Brand Divisions3	25	24	4%	1%	58	45	29%	20%

Total NIKE Brand	5,062	4,231	20%	18%	10,375	8,714	19%	15%

Other Businesses4	673	639	5%	5%	1,446	1,342	8%	7%
Corporate5	(4)	(28)	86%	-	(9)	(39)	77%	-

Total NIKE, Inc. Revenues	$ 5,731	$ 4,842	18%	16%	$ 11,812	$ 10,017	18%	14%

Total NIKE Brand
Footwear	$ 3,091	$ 2,584	20%	18%	$ 6,429	$ 5,390	19%	15%
Apparel	1,680	1,390	21%	18%	3,280	2,768	18%	14%
Equipment	266	233	14%	13%	608	511	19%	14%
Global Brand Divisions3	25	24	4%	1%	58	45	29%	20%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2012 results have been restated using fiscal 2011 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	11/30/2011	11/30/2010	Chg	11/30/2011	11/30/2010	Chg
	(In millions)			(In millions)

North America	$418	$356	17%	$952	$799	19%
Western Europe	92	142	-35%	315	425	-26%
Central & Eastern Europe	33	48	-31%	103	118	-13%
Greater China	220	174	26%	391	338	16%
Japan	35	36	-3%	69	63	10%
Emerging Markets	247	194	27%	437	318	37%
Global Brand Divisions3	(273)	(221)	-24%	(534)	(466)	-15%

Total NIKE Brand	772	729	6%	1,733	1,595	9%

Other Businesses4	57	59	-3%	143	168	-15%
Corporate5	(208)	(178)	-17%	(403)	(399)	-1%

Total earnings before interest and taxes1,2	$621	$610	2%	$1,473	$1,364	8%

1 The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest (income) expense, net, and income taxes.
2 Certain prior year amounts have been reclassified to conform to fiscal year 2012 presentation.  These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1	Reported Futures Orders	Excluding Currency Changes 2

North America	16%	16%
Western Europe	5%	4%
Central & Eastern Europe	12%	15%
Greater China	31%	27%
Japan	-5%	-8%
Emerging Markets	12%	17%

Total NIKE Brand Reported Futures	13%	13%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from December 2011 through April 2012.

The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.